Exhibit 10.40

SECURED PROMISSORY NOTE

$500,000	September 3, 2009
Kentfield, California

FOR VALUE RECEIVED, PROPELL CORPORATION. a Delaware corporation, (referred to as “Borrower”),, promises to pay to REMINGTON PARTNERS, INC., a California corporation (“Holder”), at a designated location, the principal sum of up to FIVE HUNDRED THOUSAND DOLLARS ($500,000), together with an unpaid interest from the date of advances under this Secured Promissory Note (“Note”) on the unpaid principal balance upon the terms and conditions specified below.  Each amount loaned shall be recorded by the Holder and acknowledged by the Borrower on the attached grid

Due Date. The full principal balance of this Note together with any unpaid interest shall be due and payable no later than February 28, 2010. In the event the  principal payment due under this Note is not paid within 10 days of the due date Borrower shall be charged an additional one-time charge of  5% of the then due payment. In addition, Holder may declare the entire balance immediately due and payable.

 Interest.  Interest shall accrue under this Note monthly on the first day of each month on any unpaid principal balance at a rate of 15% per annum. Payment shall be made in common stock of Borrower at the rate of $.27 per share.

Security Interest.  This Note is hereby made subject to the Security Agreement by and between Borrower and Holder of even date, (the “Security Agreement”), which agreement is hereby incorporated by reference. Borrower shall execute such financing documents and take whatever other action Holder reasonably requests to perfect Holder’s security interest in the collateral with respect to the obligations under this Note, including such actions as required under the Security Agreement.

Payment and Prepayment.  Prepayment of principal and interest may be made at any time, provided however, that a minimum of three months’ interest on the above principal sum shall be due and payable under this Note.

Attorneys Fees.  Should any action be brought by Holder to enforce the terms herein, the Court, as part of any judgment, may award Holder a reasonable amount as attorney’s fees for legal services incurred.

Waiver.  No previous waiver and no failure or delay by Holder or Borrower in acting with respect to the terms of this Note shall constitute a waiver of any breach, default, or failure of condition under this Note.  The Borrower hereby expressly waives presentment and demand for payment at such time as any payments are due under this Note.

Conversion  This Note, or any portion thereof, may be converted to common stock of Borrower at  Holder’s sole option. Conversion, if at all, may occur on or before the stated due date by delivering to Borrower, a notice in writing of its intention to so convert. Conversion shall be at the lesser of $.27 per share of common stock a number that is a 25% discount to the first round of financing following this date, if any. In the event of conversion, Holder may request that shares to issue be issued in the name of participants in Holder’s loan, and Borrower shall so issue shares to such person or entity as designated in Holder’s notice.

Successors and Assigns.  This Note inures to and binds the heirs, legal representatives, successors and assigns of Holder and Borrower.

Governing Law.  This Note shall by construed in accordance with the laws of the State of California as applied to agreements made by and between parties in that state.

Borrower:

PROPELL CORPORATION. a Delaware corporation

By:

EDWARD L. BERNSTEIN, President

Acknowledged and agreed to:

Remington Partners, Inc.,

a California corporation

By:

Amendment to Secured Promissory Note

The Secured Promissory Note by and between Propell Corporation and Remington Partners, Inc. dated September 9, 2009, is hereby amended as follows:

The Due Date is amended to be June 30, 2010.

The maximum principal loan amount is amended to be $1 million.

All other terms contained in the said note shall remain in effect, as shall the Security Agreement between the parties.

Dated: February 26, 2010

PropelI Corporation	Remington Partners, Inc.

By	By

REMINGTON PARTNERS, INC.

Trade Finance and Bridge Lending.

919 Sir Francis Drake Blvd. Suite 202

Kentfield, Ca. 94904

Mark S. Litwin

Direct Line: 415-482-6561

Fax: 415- 482-6590

Email: rempartner@aol.com

7/22/10

Ed Bernstein

Propell Corporation

305 San Anselmo Ave.

San Anselmo CA 94960

Dear Ed:

This is to notify you that Remington Partners, Inc., on behalf of its participants, hereby exercises its conversion rights as granted in our Secured Promissory Note dated September 9, 2009, and amended on February 26, 2010, subject to the conditions provided for below.

As you are aware, the conversion price is stated to be $0.27 per share, or a price equal to a 25% discount to the first round of financing obtained by Propell, next following the note date. Since you have yet to complete that next round of financing, this conversion is conditioned upon the closing of that next round of financing, and will be subject to further adjustment based on that next financing by Propell. In the event the next round of financing is not completed within 45 days from the date above, and is not in an amount of at least $1.5 million, we reserve the right to nullify this conversion and revert to and reinstate the Secured Promissory Note as it exists prior to this date.

I am enclosing a list of participants in the Remington/Propell loan, and request that shares issue directly to them, based on a proration of the entire loan.

In addition, interest on the amounts stated has accrued at the rate of 15% per annum, to be paid at $0.27 per share. Please issue the interest shares according to the amounts and dates shown on the attached schedule.

When all shares have been issued, the loan obligation of Propel! to Remington will have been satisfied.

Thank you for your assistance.

Sincerely,

Mark S. Litwin